CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Sky Quarry Inc.

We hereby consent to the inclusion in the Form 10-K of our report dated March 31, 2025, with respect to the consolidated balance sheets of Sky Quarry Inc. and subsidiaries as of December 31, 2024 and 2023, the related statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the years then ended, and the related notes.

/s/ Tanner LLC

Lehi, Utah

March 31, 2025